EXHIBIT 8
Subsidiaries
    The table below sets forth our significant subsidiaries as of December 31, 2023. The equity interest presented represents our ownership interest, direct and indirect. Our percentage ownership interest is identical to our voting power for each of the subsidiaries listed below.

Name of significant subsidiary	Country of incorporation	Nature of subsidiary	Percentage of ownership interest
VEON Amsterdam B.V.	Netherlands	Holding	100.0%
VEON Holdings B.V.	Netherlands	Holding	100.0%
PJSC VimpelCom	Russia	Operating	100.0%
JSC “Kyivstar”	Ukraine	Operating	100.0%
LLP “KaR-Tel”	Kazakhstan	Operating	75.0%
LLC “Unitel”	Uzbekistan	Operating	100.0%
VEON Finance Ireland Designated Activity Company	Ireland	Holding	100.0%
LLC “Sky Mobile”	Kyrgyzstan	Operating	50.1%
VEON Luxembourg Holdings S.à r.l.	Luxembourg	Holding	100.0%
VEON Luxembourg Finance Holdings S.à r.l.	Luxembourg	Holding	100.0%
VEON Luxembourg Finance S.A.	Luxembourg	Holding	100.0%
Global Telecom Holding S.A.E	Egypt	Holding	99.6%
Pakistan Mobile Communications Limited	Pakistan	Operating	100.0%
Banglalink Digital Communications Limited	Bangladesh	Operating	100.0%
* PJSC VimpelCom was classified as held-for-sale as of 31 December 2023. For discussion of our Russian Operations interests as a discontinued operation see Note 10—Held for Sale and Discontinued Operations of the Audited Consolidated Financial Statements.